Exhibit 99.1

Ocean Power Technologies, Inc.

Announces Second Quarter Fiscal 2024 Results

Achieved First Multi-buoy and Multi-vessel Orders

MONROE TOWNSHIP, N.J., December 13, 2023 - Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), today announced financial results for its fiscal second quarter ended October 31, 2023 (“Q224”), including year-over-year revenue, gross profit, and pipeline growth.

Financial Highlights from the second quarter:

●	OPT’s pipeline at October 31, 2023 (“Q224”) was approximately $93 million, representing a 221% year-over-year increase over the pipeline of approximately $42 million at October 31, 2022. The pipeline continues to grow, reflecting a significant increase in defense and security activity as well as an expansion of commercial opportunities.
●	Revenues of $0.9 million for Q224 grew $0.6 million over revenues of $0.3 million for the fiscal quarter ended October 31, 2022 (“Q223”). Revenue for the six months ended October 31, 2023 was $2.2 million, an increase of $1.2 million over the six months ended October 31, 2022 of $1.0 million.
●	Gross profit for Q224 was $0.5 million, compared to gross profit of $39 thousand in Q223. Gross profit was $1.2 million for the six months ended October 31, 2023, compared to a gross profit of $0.2 million for the six months ended October 31, 2022.
●	The gross margin rate was 54.9% and 12.9%, for the quarters ended Q224 and Q223, respectively. The gross margin rate was 53.3% and 22.9%, for the six months ended October 31, 2023 and 2022, respectively.
●	In October 2023 OPT was awarded a volume order from Sulmara, a prominent player in offshore services, of WAM-V 16 uncrewed surface vehicles making this the largest single order of WAM-Vs to date. The order, valued at $1.6 million, underscores the recognition by customers of OPT’s ability to provide innovative and sustainable solutions for the offshore industry. Due to demand, production is already underway to fulfill the order in alignment with the delivery schedule and will allow for revenue recognition this fiscal year.
●	In October 2023 OPT was awarded a contract in support of foreign law enforcement. This collaboration aims to protect vital marine species and combat illegal, unreported, and unregulated fishing activities in critical habitats. It uses OPT’s state-of-the-art uncrewed technologies and demonstrates unprecedented, networked surveillance capabilities and evidence collection. This allows authorities to gather critical information and support legal actions while keeping personnel safely out of harm’s way until the precise time and conditions favor interdiction efforts.

Recent Operational and Other Highlights:

●	In November 2023 OPT announced that it retained Rear Admiral Victorino “Vic” G. Mercado (Retired) as a special advisor to the Company’s Board of Directors. OPT plans to leverage Admiral Mercado’s experience, expertise, and networks as OPT builds on its momentum in providing intelligent maritime solutions to the U.S. Government and defense and security sectors, and carefully navigate the challenges of securing access to and protecting highly sensitive and confidential information.

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●	In November 2023 OPT announced that it had substantially completed its research and development phase and is now primarily focused on commercial activities. OPT has built a suite of products (more fully described below) that it believes will be the basis for its current and future commercial success resulting in meaningful progress in orders, pipeline, and backlog, with backlog increasing from $3.1 million at July 31, 2023 to $4.5 million at October 31, 2023. This pivot to commercial activities has enabled a reduction and reallocation of headcount and a material reduction in third-party expenditures. As a result, the majority of OPT’s employees are now dedicated to customer delivery. We expect that recent meaningful contract wins, the growth in our commercial pipeline, and the corresponding savings noted above will enable us to reach profitability during calendar year 2025 using current capital resources. This expectation does not account for extraordinary expenses such as those related to the Paragon litigation that could cause OPT to seek additional capital from financing sources.
●	In November 2023 OPT appointed Matt Burdyny, its previous Vice President, Sales & Marketing, to the newly created role of Chief Commercial Officer. Matt will drive the next phase of OPT’s growth and the commercialization of its cutting-edge products, particularly for the national security and defense markets.
●	In December 2023 OPT announced the receipt of a letter subcontract for up to $6.5 million from a U.S. based prime contractor for multiple maritime domain awareness buoys advancing its commitment to national security and intelligence. This collaboration between OPT and the prime contractor will focus on providing multidomain marine solutions in support of U.S. government agencies. OPT’s PowerBuoy’s® will play a pivotal role in enhancing surveillance capabilities above and below the waterline, contributing significantly to maritime domain awareness initiatives.

Management Commentary – Philipp Stratmann, OPT’s President and Chief Executive Officer

“We continue to make progress with our strategy as evidenced by the continued growth in our backlog, increased opportunity pipeline, and delivery for our customers. Recent contract wins with large government prime contractors to service various U.S. Government Agencies are evidence of the growth of our government related backlog. Approximately 80% of our business is now with national security and defense customers, and our two primary platforms, WAM-V vehicles and PowerBuoys, continue to see increased demand pull in these markets. Since the end of the quarter, we have substantially completed our research and development efforts, leading to reduced future annualized expenditures. As a result of these changes, combined with increased demand, we believe OPT will be cashflow positive within calendar year 2025. We remain steadfast in our commitment to drive value to our customers and deliver value to our shareholders, and will continue to explore opportunities to accelerate value enhancement.”

FINANCIAL HIGHLIGHTS – Q224

Income Statement:

●	Revenues for Q224 were $0.9 million, compared to $0.3 million in Q223. Revenues for the six months ended October 31, 2023 were $2.2 million, compared to $1.0 million for the six months ended October 31, 2022. This growth was driven by sales of WAM-V autonomous vehicles, revenue from OPT’s previously announced contract with the Department of Energy (“DOE”) and strategic consulting services.
●	Gross profit for Q224 was $0.5 million, as compared to a gross profit of $39 thousand in Q223. Gross profit for the six months ended October 31, 2023 was $1.2 million, as compared to a gross profit of $0.2 million for the six months ended October 31, 2022. The improvement in gross margin has been driven by the Autonomous Vehicles business, primarily through an increase in OPT’s higher margin WAM-V leasing business, and its strategic consulting services.

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●	Operating expenses were $8.0 million in Q224, down 1.4% sequentially from the previous quarter, however, up from $6.4 million in Q223. Operating expenses were $16.1 million for the six months ended October 31, 2023, up from $12.7 million for the six months ended October 31, 2022, reflecting disciplined investments to support long-term value creation. As noted above, OPT’s recent pivot to commercial activities has enabled a reduction in headcount and third-party expenditures which OPT expects to materially decrease operating expenses going forward.
●	Net loss was $7.2 million for the Q224, as compared to a net loss of $4.8 million for the Q223. Net loss was $14.3 million for the six months ended October 31, 2023, compared to a net loss of $10.7 million for the six months ended October 31, 2022. The year over year increases in net loss was primarily driven by the incremental increases in operating expenses to support our growth in revenue, pipeline, and contract as noted above.

Balance Sheet and Cash Flow

●	Combined cash, restricted cash, cash equivalents and short-term investments as of October 31, 2023 was $18.9 million, compared to $46.4 million at October 31, 2022.
●	Bank debt remained at $0 as of October 31, 2023.
●	Net cash used in operating activities for the six months ended Q224 was $15.5 million, compared to $11.0 million for the same period in the prior year. This reflects the net loss noted above, payment of the earnout related to OPT’s autonomous vehicles business as a result of this business exceeding expectations, investment in inventory to satisfy growing backlog, and payment of employment bonuses that were accrued during fiscal year 2023.

Conference Call & Webcast

As announced on November 21, 2023, a conference call to discuss OPT’s financial results will be held tomorrow morning, Thursday, December 14, 2023, at 9:00 a.m. Eastern Standard Time. Philipp Stratmann, CEO, Bob Powers, CFO, and Joseph DiPietro, Treasurer and Controller, will host the call.

●	The dial-in numbers for the conference call are 877-407-8291 or 201-689-8345.

●	Live Webcast: Webcast | Ocean Power Technologies FY2024 Q2 Earnings Conference Call (choruscall.com)

●	Call Replay: Will be available by telephone approximately two hours after the call’s completion.

●	You may access the replay by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID 13742581.

About Ocean Power Technologies

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is located in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

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Non GAAP Measures: Pipeline

Pipeline is not a term recognized under United States generally accepted accounting principles; however, it is a common measurement used in our industry. OPT’s methodology for determining pipeline may not be comparable to the methodologies used by other companies. Pipeline is a representation of the journey potential customers take from the moment they become aware of OPT’s products and service to the moment they become a paying customer. The sales pipeline is divided into a series of phases, each representing a different milestone in the customer journey. It is a tool OPT uses to track sales progress, identify potential roadblocks, and make data-driven decisions to improve its sales performance. Revenue estimates derived from its pipeline can be subject to change due to project accelerations, cancellations or delays due to various factors. These factors can also cause revenue amounts to be realized in periods and at levels different than originally projected.

Forward-Looking Statements

This release contains forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements in this release include, but are not limited to, those statements relating to OPT’s future operating and financial performance, the impact of OPT’s various initiatives on the enhancement of stockholder value and its future operating and financial performance, OPT’s expectation that it will be cashflow positive in calendar year 2025, the growth in OPT’s backlog and opportunity pipeline, OPT’s ability to monetize such opportunities into actual revenue, OPT’s ability to drive the next phase of its growth and the commercialization of its products, OPT’s ability to achieve commercial success from its suite of products and make meaningful progress in orders, pipeline, and backlog, OPT’s ability to continue its momentum in securing business from U.S. Government national security and defense customers, OPT’s ability to expand commercial opportunities, including with offshore wind companies, OPT’s ability to execute on its strategy and create value for its stockholders, the impact on OPT of substantially completing its research and development phase, other statements relating to OPT’s future economic and operating performance, plans, or objectives, and all other statements contained in this release that are not historical facts. Other forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect OPT’s current expectations about its future performance, plans, and objectives. By their nature, forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and involve risks and uncertainties that could cause actual results to materially differ from those anticipated or expressed in any forward-looking statement. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control, including, without limitation risks related to our ability to execute on our strategy, drive growth, and create value for our stockholders; our ability to develop, market, and commercialize our products; our ability to monetize our opportunity pipeline; our ability to achieve and, thereafter, sustain profitability; our ability to win government contracts, including in the defense and national security sectors; the possibility that we may not be able to obtain the necessary facility and personnel clearances to qualify for certain government contracts, including in the defense and security sectors; our ability to continue the development of our proprietary technologies; our expected continued use of cash from operating activities unless or until we achieve positive cash flow from the commercialization of our products and services; our ability to obtain additional funding, as and if needed; our history of operating losses, which we expect to continue for at least the short term and possibly longer; our ability to control our expenses; our ability to attract and retain qualified personnel, including executive management; our ability to manage and mitigate risks associated with our internal cyber security protocols and protection of the data we collect and distribute; our ability to protect our intellectual property portfolio; the impact of inflation related to the U.S. dollar on our business, operations, customers, suppliers and manufacturers, and personnel; our ability to meet product development, manufacturing and customer delivery deadlines; our ability to identify and penetrate markets for our products, services, and solutions; and the risks related to the actions of Paragon Technologies, Inc. in connection with its threatened proxy contest against OPT and the related litigation brought against OPT, including the amount of related costs incurred by OPT and the disruption caused to OPT’s business activities by these actions.

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Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Additional factors are described in OPT’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports). Any forward-looking statements speak only as of the date on which such statements are made and OPT undertakes no obligation or intent to update such forward-looking statements to reflect events or circumstances arising after such date. OPT cautions investors not to place undue reliance on any such forward-looking statements. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Financial Tables Follow

Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission. The Form 10-Q is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

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Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	October 31, 2023	April 30, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,292	$6,883
Short term investments	15,427	27,790
Restricted cash, short-term	219	65
Accounts receivable	516	745
Contract assets	326	152
Inventory	2,546	1,044
Other current assets	1,505	994
Total current assets	23,831	37,673
Property and equipment, net	1,806	1,280
Intangibles, net	3,898	3,978
Right-of-use asset, net	1,550	1,751
Restricted cash, long-term	—	155
Goodwill	8,537	8,537
Total assets	$39,622	$53,374
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,754	$952
Earnout payable	—	1,500
Accrued expenses	2,094	2,346
Contingent liabilities	1,117	1,202
Right-of-use liabilities, current portion	579	529
Contract liabilities	1,164	1,378
Total current liabilities	6,708	7,907
Deferred tax liability	203	203
Right-of-use liabilities, less current portion	1,060	1,311
Total liabilities	7,971	9,421
Commitments and contingencies (Note 14)
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding; 100,000 designated as Series A	—	—
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 58,833,758 shares and 56,304,642 shares, respectively; outstanding 58,788,770 shares and 56,263,728 shares, respectively	59	56
Treasury stock, at cost; 44,988 shares and 40,914 shares, respectively	(357)	(355)
Additional paid-in capital	326,342	324,393
Accumulated deficit	(294,348)	(280,096)
Accumulated other comprehensive loss	(45)	(45)
Total shareholders’ equity	31,651	43,953
Total liabilities and shareholders’ equity	$39,622	$53,374

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Ocean Power Technologies, Inc., and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended October 31,		Six months ended October 31,
	2023	2022	2023	2022

Revenues	$889	$303	$2,161	$1,017
Cost of revenues	401	264	1,010	784
Gross margin	488	39	1,151	233

Gain from change in fair value of consideration	(23)	(90)	(86)	(221)
Operating expenses	7,995	6,409	16,100	12,727
Operating loss	(7,484)	(6,280)	(14,863)	(12,273)

Interest income, net	270	234	610	375
Other income, employee retention credit	—	1,202	—	1,202
Foreign exchange gain	1	—	1	—
Loss before income taxes	(7,213)	(4,844)	(14,252)	(10,696)
Provision for income taxes	—	—	—	—
Net loss	$(7,213)	$(4,844)	$(14,252)	$(10,696)
Basic and diluted net loss per share	$(0.12)	$(0.09)	$(0.24)	$(0.19)
Weighted average shares used to compute basic and diluted net loss per common share	58,781,505	55,898,528	58,752,291	55,894,090

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OCEAN POWER TECHNOLOGIES, INC., AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Six months ended October 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(14,252)	$(10,696)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	172	117
Foreign exchange gain	1	—
Amortization of intangible assets	80	79
Amortization of right of use asset	201	152
(Accretion of discount)/amortization of premium on investments	(211)	191
Change in contingent consideration liability	(86)	(221)
Stock based compensation	673	632
Changes in operating assets and liabilities:
Accounts receivable	229	(105)
Contract assets	(174)	85
Inventory	(1,502)	(586)
Other assets	(511)	(2,180)
Accounts payable	802	(316)
Earnout payable	(500)	—
Accrued expenses	(2)	680
Change in lease liability	(201)	(166)
Contract liabilities	(214)	1,333
Net cash used in operating activities	$(15,495)	$(11,001)
Cash flows from investing activities:
Redemptions of short term investments	20,600	33,433
Purchases of short term investments	(8,026)	(20,108)
Purchases of property and equipment	(698)	(179)
Net cash provided by investing activities	$11,876	$13,146
Cash flows from financing activities:
Cash paid for tax withholding related to shares withheld	(2)	—
Proceeds from issuance of common stock - Cantor At The Market offering, net of issuance costs	$29	$—
Net cash provided by financing activities	$27	$—
Net (decrease) / increase in cash, cash equivalents and restricted cash	$(3,592)	$2,145
Cash, cash equivalents and restricted cash, beginning of period	$7,103	$8,362
Cash, cash equivalents and restricted cash, end of period	$3,511	$10,507

Supplemental disclosure of noncash investing and financing activities:
Issuance of common stock for Marine Advanced Robotics earnout	$1,000	$—
Bonus paid through stock issuance	$250	$—

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